Exhibit 99.2

PRESS RELEASE

For release:	September 15, 2011

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

GLOBAL INDEMNITY PLC ANNOUNCES:

•	CYNTHIA VALKO WILL BECOME CEO OF GLOBAL INDEMNITY PLC

•	CONCLUSION OF ITS EVALUATION OF STRATEGIC ALTERNATIVES

•	AUTHORIZATION OF A $100 MILLION SHARE REPURCHASE PROGRAM

DUBLIN, September 15, 2011 /PRNewswire via COMTEX/ —

Dublin, Ireland (September 15, 2011) – Saul Fox, Chairman of Global Indemnity plc (NASDAQ:GBLI), today announced the appointment of Cynthia Valko as Chief Executive Officer of Global Indemnity plc and as a member of the company’s Board of Directors, both effective September 19, 2011.

Ms. Valko succeeds Larry Frakes, who had informed Global Indemnity’s Board of his intention to retire at the expiration of his contract in December.

In making the announcement Mr. Fox said: “We are delighted that Cindy Valko will be leading Global Indemnity given her exemplary record of profitably growing insurance businesses in highly competitive markets, both in the U.S. as well as offshore. I also wish to thank Larry Frakes for his four years of dedicated service as the company’s CEO”.

Mr. Frakes added, “The last several years were very challenging as well as rewarding. I enjoyed working with Saul and the other directors of the Global Indemnity along with the company’s producers, employees, and reinsurers and I look forward to working with Cindy as she transitions to her new role.”

Cynthia Valko noted, “Given Global Indemnity’s outstanding balance sheet, national primary insurance and international reinsurance footprint, and first rate management team, Global Indemnity provides an excellent platform for profitable growth.”

Cynthia Valko has an extensive property casualty, agency and general insurance company management background and experience, most recently serving as Senior Vice President of Commercial Lines at GMAC Insurance. Ms. Valko has also held leadership roles at New York Life International, Aetna Life and Casualty, the American Council of Life Insurance (ACLI), and the International Global Financial Leadership Forum.

CONCLUSION OF ITS EVALUATION OF STRATEGIC ALTERNATIVES

Global Indemnity’s Board of Directors, having completed its previously announced evaluation of the company’s “strategic alternatives”, determined that Global Indemnity will continue as an independent provider of primary and reinsurance specialty insurances products and services.

AUTHORIZATION OF A $100 MILLION SHARE REPURCHASE PROGRAM

Global Indemnity’s Board of Directors has also authorized the repurchase of up to $100 million of the Company’s Class A ordinary shares. The timing and amount of the repurchase transactions, if any, under this program will depend upon market conditions as well as other factors.

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI ), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and nonadmitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:

•	United States Based Insurance Operations

•	Ireland & Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.